Exhibit (a)(1)(F)

     This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares (as defined below). The Offer (as defined below) is made solely by the Offer to Purchase (as defined below), and the related Letter of Transmittal and any amendments or supplements thereto. Purchaser (as defined below) is not aware of any state where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of the Shares pursuant thereto, Purchaser will make a good faith effort to comply with that state statute or seek to have such statute declared inapplicable to the Offer. If, after a good faith effort, Purchaser cannot comply with the state statute, Purchaser will not make the Offer to, nor will tenders be accepted from or on behalf of, the holders of Shares in that state. Except as set forth above, the Offer is being made to all holders of Shares. In any jurisdiction where the securities, “blue sky” or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.
NOTICE OF OFFER TO PURCHASE FOR CASH
All Outstanding Shares of Common Stock
of
Barrier Therapeutics, Inc.
at $4.15 Net per Share
by
Bengal Acquisition Corporation
a wholly-owned subsidiary
of
Stiefel Laboratories, Inc.
     Bengal Acquisition Inc., a Delaware corporation (“Purchaser”) and a direct wholly-owned subsidiary of Stiefel Laboratories, Inc., a Delaware corporation (“Parent”), is offering to purchase for cash all outstanding shares of common stock, par value $0.0001 per share (the “Shares”), of Barrier Therapeutics, Inc., a Delaware corporation (“Barrier”), at a price of $4.15 per Share (the “Offer Price”), net to the seller in cash, without interest thereon, subject to reduction for (i) any dividends or other distributions declared thereon between June 23, 2008 and such time as the initial acceptance for payment by the Purchaser of any validly tendered and not properly withdrawn Shares pursuant to the Offer (the “Acceptance Time”) and (ii) any applicable federal back-up withholding or other taxes payable by such seller, if any, upon the terms and subject to the conditions set forth in the offer to purchase, dated July 8, 2008 (the “Offer to Purchase”) and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Offer”). Tendering stockholders who have Shares registered in their names and who tender directly to American Stock Transfer & Trust Company (the “Depositary”) will not be obligated to pay brokerage fees or commissions or, except as set forth in the Letter of Transmittal, transfer taxes on the purchase of Shares by Purchaser pursuant to the Offer. Stockholders who hold their Shares through a broker or bank should consult with such institution as to whether it charges any service fees or commissions.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK
CITY TIME, ON MONDAY, AUGUST 4, 2008, UNLESS THE OFFER IS EXTENDED.
     The Offer is not subject to any financing condition. The Offer is conditioned upon, among other things, (a) there being validly tendered and not withdrawn prior to the expiration of the Offer that number of Shares which represents at least a majority of the total number of all outstanding securities entitled generally to vote in the election of directors of Barrier on a fully diluted basis, after giving effect to the exercise or conversion of all vested options, rights and securities exercisable or convertible into such voting securities (the “Minimum Tender Condition”) and (b) the waiting period applicable to the consummation of the Offer under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, shall have expired or been terminated. The Offer is also subject to certain other conditions. See “The Offer—Section 13. Conditions of the Offer” in the Offer to Purchase
     The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of June 23, 2008, by and among Barrier, Parent and Purchaser (the “Merger Agreement”), and pursuant to which, after the completion of the Offer and the satisfaction or waiver of certain conditions, Purchaser will be merged with and into Barrier and Barrier will be the surviving corporation and will become a wholly-owned subsidiary of Parent (the “Merger”). At the effective time of the Merger (the “Effective Time”) each Share issued and outstanding immediately prior to the Effective Time (other than (a) Shares owned by Parent, Purchaser (including Shares received in the Offer) or Barrier (as treasury stock or otherwise) or any of their respective directly or indirectly wholly-owned subsidiaries (other than Shares held in a fiduciary capacity on behalf of the third parties) and (b) each Share outstanding immediately prior to the Effective Time held by stockholders who properly demand and perfect appraisal rights under Delaware law (the “Dissenting Shares”), will, by virtue of the Merger and without action by the holder thereof, be canceled and converted into the right to receive an amount in cash equal to the Offer Price, without interest thereon, subject to reduction for (x) any dividends or other distributions declared thereon between June 23, 2008 and the Effective Time and (y) any applicable federal back-up withholding or other taxes payable by such holder, if any, upon surrender of the certificate formerly representing such Share. The Merger Agreement and the rights of holders of Dissenting Shares are more fully described in the Offer to Purchase.
     The purpose of the Offer is for Parent, through Purchaser, to acquire control of, and the entire equity interest in, Barrier. Following the consummation of the Offer, Purchaser intends to effect the Merger. Pursuant to the Merger, Parent will acquire all of the capital stock of Barrier not purchased pursuant to the Offer or otherwise.
     The board of directors of Barrier duly (i) determined that it is in the best interests of Barrier and its stockholders, and declared it advisable, to enter into the Merger Agreement, (ii) approved the execution, delivery and performance of the Merger Agreement, including the Offer, the Merger and the Top-Up Option (as defined in the Offer to Purchase) and the issuance of Shares upon the exercise of the Top-Up Option and the other transactions contemplated thereby, and (iii) resolved to recommend that the stockholders of Barrier accept the Offer, tender their Shares to Purchaser pursuant to the Offer and, if required by law to consummate the Merger, vote their Shares in favor of the adoption and approval of the Merger Agreement. Accordingly, the board of directors of Barrier recommends that stockholders accept the Offer and tender their Shares to Purchaser pursuant to the Offer.
     Parent and Purchaser expressly reserve the right from time to time, subject to certain conditions, to waive any of the conditions to the Offer or increase the Offer Price, or to make any other changes in the terms and conditions of the Offer. Pursuant to the Merger Agreement, without the prior written consent of Barrier, neither Purchaser nor Parent will (i) decrease the Offer Price or change the form of consideration payable in the Offer; (ii) decrease the number of Shares sought to be purchased in the Offer; (iii) amend or waive satisfaction of the Minimum Tender Condition; (iv) impose conditions to the Offer in addition to the conditions to the Offer set forth in the Merger Agreement; (v) add to, amend or modify the conditions to the Offer set forth in the Merger Agreement in any manner that is adverse to the holders of the Shares; or (vi) undertake any extension of the Offer not specifically provided for or contemplated in the Merger Agreement.
     The Offer will expire at 12:00 midnight, New York City time, on August 4, 2008, or any later time to which, subject to the terms of the Merger Agreement, the period of time during which the Offer is open is extended. The term “Expiration Date” means 12:00 midnight, New York City time, on August 4, 2008, or any later time to which, subject to the terms of the Merger Agreement, the period of time during which the Offer is open is extended, in which event the term “Expiration Date” means the latest time and date at which the Offer, so extended, expires.
     The Offer must remain open for twenty (20) business days following (inclusive of the day of) the commencement of the Offer which shall be July 8, 2008. Pursuant to the Merger Agreement, Purchaser will not terminate or withdraw the Offer or extend the Expiration Date of the Offer unless at the Expiration Date the Tender Offer Conditions (as defined in the Offer to Purchase), shall not have been satisfied or earlier waived or, in the case of termination, such termination is in connection with the termination of the Merger Agreement in accordance with its terms. In addition, pursuant to the Merger Agreement and subject to the rights of Purchaser to terminate the Merger Agreement and the Offer, if at the Expiration Date the conditions to the Offer are not satisfied or waived, either Barrier or Parent may cause Purchaser to, for one (1) or more consecutive increments of not more than five (5) business days, extend the Expiration Date until the date such conditions are satisfied or waived and Purchaser becomes obligated to accept for payment and pay for Shares validly tendered pursuant to the Offer. Notwithstanding the foregoing, either Parent or Barrier may terminate the Merger Agreement at any time after September 21, 2008 (or, under certain circumstances, December 20, 2008); provided that a party who is the principal cause of the conditions of the Offer not being satisfied or the Shares not having been accepted for payment will not be able to exercise this termination right. Notwithstanding the foregoing, Parent may cause Purchaser, without the consent of Barrier, to extend the Expiration Date (i) for any period required by applicable rules, interpretations and regulations of the Securities and Exchange Commission (the “SEC”) in connection with the Offer and (ii) for up to two (2) periods, each for up to five (5) business days, if upon the Expiration Date the Tender Offer Conditions have been satisfied but the number of Shares tendered and not withdrawn, when added to the Shares, if any, beneficially owned by Parent, represents less than 90% of the then issued and outstanding Shares, on a fully diluted basis. Further, Purchaser (or Parent on its behalf) may, in its sole discretion, elect to provide a subsequent offering period for the Offer in accordance with Rule 14d-11 under the Exchange Act of 1934 (the “Exchange Act”) and, in addition, if requested by Barrier, Purchaser shall make available a subsequent offering period for the Offer in accordance with Rule 14d-11 under the Exchange Act of not less than ten (10) business days. Subject to the terms and conditions set forth in the Merger Agreement and the Offer, Purchaser will accept for payment and pay for all Shares validly tendered and not withdrawn pursuant to the Offer as promptly as practicable after the applicable Expiration Date of the Offer (as it may be extended) and in any event in compliance with Rule 14e-1(c) under the Exchange Act. If Purchaser elects to make available a subsequent offering period, it will notify the stockholders of Barrier in a manner consistent with the requirements of the SEC. During any extension of the initial offering period, all Shares previously tendered and not withdrawn will remain subject to the Offer and subject to withdrawal rights. See “The Offer—Section 4. Withdrawal Rights” in the Offer to Purchase.
     Any extension, delay, termination, waiver or amendment of the Offer will be followed as promptly as practicable by public announcement thereof, and such announcement in the case of an extension will be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Without limiting the manner in which Purchaser may choose to make any public announcement, subject to applicable law (including Rules 14d-4(d) and 14e-1(d) under the Exchange Act, which require that material changes be promptly disseminated to holders of Shares in a manner reasonably designed to inform such holders of such change), Purchaser currently intends to make announcements regarding the Offer by issuing a press release. See “The Offer—Section 1. Terms of the Offer” in the Offer to Purchase.
     In all cases, Purchaser will pay for Shares tendered and accepted for payment pursuant to the Offer only after timely receipt by the Depositary of (i) certificates representing such Shares or confirmation of the book-entry transfer of such Shares into the Depositary’s account at The Depository Trust Company (“DTC”) pursuant to the procedures set forth in the Offer to Purchase (ii) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent’s Message (as defined in the Offer to Purchase) in lieu of the Letter of Transmittal and (iii) any other documents required by the Letter of Transmittal. See “The Offer—Section 3. Procedures for Tendering Shares” in the Offer to Purchase. Accordingly, tendering stockholders may be paid at different times depending upon when share certificates are actually received by the Depositary or book-entry confirmations with respect to Shares are actually received by DTC and when the Letter of Transmittal and other required materials, properly executed and completed, as applicable, are received by the Depositary.
     For purposes of the Offer, Purchaser will be deemed to have accepted for payment and thereby purchased Shares validly tendered and not properly withdrawn if and when Purchaser gives written notice to the Depositary of Purchaser’s acceptance for payment of such Shares pursuant to the Offer. Purchaser will pay for Shares accepted for payment pursuant to the Offer by depositing the purchase price thereof with the Depositary, which will act as agent for tendering stockholders for purposes of receiving payments from Purchaser and transmitting such payments to the tendering stockholders. Under no circumstances will Purchaser pay interest on the consideration paid for Shares pursuant to the Offer, regardless of any extension of the Offer or any delay in payment for Shares.
     Stockholders of Barrier have the right to, and can withdraw previously tendered Shares at any time until the Offer has expired and, if Purchaser has not by September 8, 2008 agreed to accept validly tendered Shares for payment, such tendered Shares can be withdrawn at any time after such time until Purchaser accepts such Shares for payment. Shares tendered in the Offer may not, however, be withdrawn during any subsequent offering period. If Purchaser extends the Offer, or is delayed in its acceptance for payment of Shares or is unable to purchase Shares validly tendered under the Offer for any reason, then, without prejudice to Parent’s or Purchaser’s rights under the Offer, the Depositary may nevertheless, on Purchaser’s behalf, retain tendered Shares, and such Shares may not be withdrawn except to the extent that Barrier’s stockholders are entitled to withdrawal rights described in “The Offer—Section 4. Withdrawal Rights” in the Offer to Purchase. Any such delay will be accompanied by an extension of the Offer to the extent required by law.
     For the withdrawal of Shares to be effective, the Depositary must timely receive, at one of its addresses set forth on the back cover of the Offer to Purchase, a written or facsimile transmission notice of withdrawal. Any notice of withdrawal must specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the record holder of the Shares to be withdrawn, if different from that of the person who tendered such Shares. The signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution (as defined in the Offer to Purchase), unless such Shares have been tendered for the account of any Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry transfer as set forth in “The Offer—Section 3. Procedures for Tendering Shares” in the Offer to Purchase, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn Shares. If certificates representing the Shares have been delivered or otherwise identified to the Depositary, the name of the registered owner and the serial numbers shown on such certificates must also be furnished to the Depositary prior to the physical release of such certificates.
     Purchaser will determine, in its sole discretion, all questions as to the form and validity (including time of receipt) of any notice of withdrawal, and Purchaser’s determination will be final and binding on all parties. No withdrawal of Shares shall be deemed to have been properly made until all defects and irregularities have been cured or waived. None of Parent, Purchaser or any of their respective affiliates or assigns, the Depositary, the Information Agent, or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give such notification.
     Withdrawals of tenders of Shares may not be rescinded, and any Shares properly withdrawn will be deemed not to have been validly tendered for purposes of the Offer. However, Barrier’s stockholders may re-tender withdrawn Shares by following one of the procedures for tendering shares described in “The Offer— Section 3. Procedures for Tendering Shares” in the Offer to Purchase, at any time prior to the Expiration Date.
     The information required to be disclosed by paragraph (d)(1) of Rule 14d-6 of the General Rules and Regulations under the Exchange Act, is contained in the Offer to Purchase and is incorporated herein by reference.
     Barrier has provided or caused to be provided to the Purchaser Barrier’s stockholder list and security position listings for the purpose of disseminating the Offer to Purchase and the related Letter of Transmittal to holders of Shares. The Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares of Barrier and to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the Barrier stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing, for subsequent transmittal to beneficial owners of Shares.
     The receipt of cash by tendering stockholders in exchange for Shares pursuant to the Offer or the Merger is a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign tax laws. In general, tendering stockholders will recognize, for U.S. federal income tax purposes, gain or loss equal to the difference between the tendering stockholder’s adjusted tax basis in the Shares surrendered and the amount of cash received for those Shares. See “The Offer—Section 5. Certain Material United States Federal Income Tax Consequences of the Offer and the Merger” in the Offer to Purchase. The U.S. federal income tax consequences set forth herein are not intended to constitute a complete description of all tax consequences relating to the Offer and the Merger. Each holder of Shares should consult its own tax advisors with respect to the specific tax consequences to such holder in connection with the Offer and the Merger in light of such holder’s own particular circumstances, including the tax consequences under state, local, foreign and other tax laws.
     The Offer to Purchase, the related Letter of Transmittal and Barrier’s Solicitation/Recommendation Statement on Schedule 14D-9 filed with the SEC in connection with the Offer and the documents referenced therein contain important information and these documents should be read carefully and in their entirety before any decision is made with respect to the Offer.
     Questions and requests for assistance may be directed to the Information Agent at the address and telephone number set forth below. Requests for copies of the Offer to Purchase and the related Letter of Transmittal may be directed to the Information Agent or to brokers, dealers, commercial banks or trust companies. Such copies will be furnished promptly at Purchaser’s expense. Purchaser will not pay any fees or commissions to any broker or dealer or any other person (other than the Information Agent) for soliciting tenders of Shares pursuant to the Offer.

The Information Agent for the Offer is:
Mellon Investor Services LLC

480 Washington Boulevard Jersey City, NJ 07310

For Information Call: 877-892-8805 Banks and Brokers Call: 201-680-5235
July 8, 2008